Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nano Dimension Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-217173) on Form F-3, and the registration statement (No. 333-214520) on Form S-8, of Nano Dimension Ltd. of our report dated March 14, 2018, with respect to the consolidated statements of financial position of Nano Dimension Ltd. and its subsidiaries as of December 31, 2016 and 2017, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2017, which report appears in the December 31, 2017 annual report on Form 20-F of Nano Dimension Ltd.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
A member firm of KPMG International

Tel Aviv, Israel
March 14, 2018